Exhibit 99.1

Calyxt Announces Board Changes

• Dr. André Choulika decides to retire from Calyxt’s Board to fully focus on Cellectis development

• Yves Ribeill, Biotech Veteran and Member of Calyxt’s Board of Directors, to Chair the Board

• Laurent Arthaud designated by Cellectis and appointed as a Director

Roseville, MN – July 6, 2020 – Calyxt, Inc. (NASDAQ: CLXT), a plant-based technology company, announced the appointment of current board member Yves Ribeill, Ph.D., as Chairman. This appointment coincides with Dr. André Choulika’s decision to wholly focus his energy on Cellectis’ clinical development activities, and thus, retiring as Chairman of Calyxt’s Board. Additionally, Calyxt’s Board of Directors appointed Laurent Arthaud (Cellectis Board member) as Director. These changes are effective immediately.

“On behalf of the Calyxt Board of Directors, I would like to express my deep gratitude and appreciation for André’s guidance and commitment to Calyxt’s success over the past decade,” said Yves Ribeill. “Under André’s leadership over the last ten years, Calyxt has demonstrated its ability to invent, develop, market, and supply a gene-edited crop, starting with its first high oleic soybean. With the immense progress Calyxt has made, we are now uniquely positioned to use our leading-edge TALEN® technology to bring healthier, more sustainable products to market. I’m honored and excited to guide Calyxt in its next development phase and hope we can continue the legacy André established for us.”

Yves Joseph Ribeill, Ph.D., founded SCYNEXIS, Inc (NASDAQ: SCYX) and served as President and CEO from 1999 to 2015. Dr. Ribeill has more than 35 years of experience in the healthcare industry, with an expertise in anti-infective diseases including bacterial, fungal, viral and parasiticidal and in microbiome-centric diseases. Prior to moving to the U.S. 23 years ago, Dr. Ribeill held several management positions during his international career with Rhône-Poulenc and Aventis in France and in the UK. Dr. Ribeill was a member of the Scientific Advisory Committee of the World Health Organization, the Medicines for Malaria Venture and is currently the CEO of Ribogenics, Inc., an early stage R&D company.

“As co-founder of Calyxt in 2010, I am so proud of this team and the incredible company that we have built. Calyxt is now a publicly listed company, with an impressive product pipeline, that commercialized for the very first time a healthier gene-edited food product to benefit consumers, and is at a pivotal stage. Cellectis, from which Calyxt originally started as Cellectis Plant Sciences, is now at a turning point where it requires my utmost focus and attention. Therefore, I have decided that it is in the best interest of Cellectis to retire as Chairman of Calyxt’s Board of Directors. Under the leadership of Dr. Ribeill and CEO, Jim Blome, I’m convinced the Calyxt management team and the Board of Directors will continue to make this company grow and provide plant-based solutions to the world. Thank you to the entire Calyxt team, the Board, and our investors for continuing to believe in this great business.”

“André has consistently made impactful contributions to Calyxt and has provided expert guidance to our company, especially in the area of research, strategic corporate and business development,” stated Jim Blome, CEO of Calyxt. “Yves’s appointment as Chairman comes at a very important time in the maturation of our company, as we advance our pipeline of novel high-value crops to address the world’s challenges,” continued Mr. Blome. “We are looking forward to Yves’s insightful contributions.”

In addition, the Calyxt Board of Directors appointed Laurent Arthaud, a member of Cellectis’ Board of Directors since 2011, as Director. Mr. Arthaud was designated to serve as a director by Cellectis, Calyxt’s parent company, pursuant to an existing Stockholders Agreement between Calyxt and Cellectis. Cellectis holds 68.9% of Calyxt shares as of December 31, 2019. Mr. Arthaud served as a member of Calyxt’s Board of Directors until May 2019 and is a member of Cellectis’ Board of Directors since 2011. Mr. Arthaud has been the Managing Director of Life Sciences and Ecotechnologies for Bpifrance Investissement (formerly CDC Enterprises, a subsidiary of Caisse des Dépôts) since 2012.

“I’m honored to join the Board of Directors at Calyxt and to support the impressive team that CEO Jim Blome has built. I’m confident the company will continue to build significant value for its stakeholders,” Laurent Arthaud added.

About Calyxt

Calyxt (NASDAQ: CLXT), based in Roseville, Minnesota is a plant-based technology company. We partner with like-minded farmers and companies to deliver plant-based products with wellness and sustainability benefits. We use cutting edge plant breeding techniques to innovate and develop solutions to address unmet consumer and market demands. For further information, please visit our website at www.calyxt.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “will,” or “continue,” the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about the long term goals and future performance of our business. These and other forward-looking statements are predictions and projections about future events and trends based on our current expectations, objectives and intentions and premised on current assumptions. Our actual results, level of activity, performance or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; the impact of increased competition; disruptions at our key facilities; changes in customer preferences and market acceptance of our products; competition for collaboration partners and the successful execution of collaborations; the impact of adverse events during development, including unsuccessful field trials or disruptions in seed production; failures by third-party contractors; inaccurate demand forecasting; disruptions to supply chains, including transportation and storage functions; commodity price conditions; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; and other important factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings on Form 10-Q or 8-K with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

For further information, please contact:

Calyxt Media Contact:

Trina Lundblad, Director of Corporate Communications

(612) 790-0514

media@calyxt.com

Calyxt Investor Relations Contact:

Chris Tyson, Managing Director

MZ Group – MZ North America

(949) 491-8235

CLXT@mzgroup.us

www.mzgroup.us